                                  EXHIBIT 10.70

                        RETENTION AND SEVERANCE AGREEMENT

     This Retention and Severance Agreement (the "Agreement") is entered into as of October 31, 2008, between United American Healthcare Corporation (the "Company") and Stephanie Dowell, an individual (the "Executive"). All payments under the Agreement are intended to comply with the requirements of Internal Revenue Code Section 409A, and the regulations thereunder.

                                    RECITALS

     WHEREAS, the Company has hired Stephanie Dowell as Vice President, and as CEO of its subsidiary, UAHC Health Plan to Tennessee, Inc. ("UAHC Tenn.");

     WHEREAS, the Company is evaluating its strategic alternatives following the loss of the recent bid by UAHC Tenn to continue to provide managed care services to the State of Tennessee Bureau of Tenncare's West Grand Region; and

     WHEREAS, the Company, acting through the Compensation Committee of the Company's Board of Directors, has determined that it is in the best interests of the Company to retain the Executive.

     NOW, THEREFORE, in consideration of the mutual covenants and consideration set forth below, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    RETENTION

     1. Retention Payment. Should the Executive remain employed by the Company at least through January 1, 2009 (the "Retention Period"), and, assuming continued satisfactory performance during the Retention Period, the Company shall pay the Executive a one-time lump sum cash payment equal to 50% of her current base salary of One Hundred and Eighty Four Thousand Dollars ($184,000.00) (the "Retention Payment"). Except as provided in Section 5, should the Executive Separate from Service with the Company prior to the end of the Retention Period, she will not be entitled to any Retention Payment. This cash payment is to be made on or before the 30th day immediately following the last day of the Retention Period, if that day is a business day, and if not, the first business day immediately following.

     2. Additional Retention Payment. Notwithstanding the foregoing, the Company retains the option of retaining the Executive, in its sole discretion, for an extended period beyond January 1, 2009 (the "Extended Retention Period"), in which case the Company will award the Executive a lump sum cash payment in addition to the cash payment to which the Executive would be entitled under
Section 1. This "Additional Retention Payment" would be an amount that is equal to a percentage of her current annual base salary, with such percentage to be determined by the Company's CEO or the Compensation Committee based on the length of the Extended Retention Period and other factors, as they may determine, but such determination must be made prior to the end of the Retention Period. Except as provided in Section 5, should the Executive separate from service with the Company prior to the end of the Extended

Retention Period, she will not be entitled to any Additional Retention Payment. This Additional Retention Payment will be made on or before the 30th day immediately following the last day of the Extended Retention Period, if that day is a business day, and if not, the first business day immediately following.

     3. Status of Payments. The Retention Payment is in addition to any payments due the Executive under her current pay arrangement, and the Additional Retention Payment, if any, would be in addition to any payments due the Executive under her current pay arrangement and any Retention Payment to which she may become entitled.

     "Cause" shall mean (i) a material breach by the Executive of his obligations under his employment agreement with the Company, (ii) a breach of his fiduciary duties to the Company, (iii) conviction of a felony or any offense involving moral turpitude or misappropriation of Company funds, or (iv) willful breach or material neglect of the Executive's duties.

     4. Forfeiture of Payments. If the Executive is terminated for cause, or if she voluntarily resigns from the Company, before the completion of the Retention Period or the Extended Retention Period, if applicable, her right to the Retention Payment or the Additional Retention Payment, as applicable, will be forfeited.

     5. Separation From Service on Account of Death, Disability or Involuntary Termination for Other Than Cause. If the Executive Separates From Service with the Company on account of death, disability, or Involuntarily Separates From Service (as defined in Section 6.E) with the Company for reasons other than Cause before the end of the Retention Period or the Extended Retention Period, as applicable, the Executive, or her Designated Beneficiary, as applicable, is entitled to a Retention or Extended Retention Payment on a pro-rata basis.

     "Disability" shall mean either (i) that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or be expected to last for a continuous period of not less than 12 months, or (ii) is receiving income replacement benefits for a period of not less than three months under the Company's long term disability plan.

                                    SEVERANCE

     6. Severance Benefit. The Company will provide the Executive with a "Severance Benefit," described below, payable in the same manner as her current monthly compensation for the number of months set forth below (the "Severance Period"), beginning on the first day of the seventh month immediately following her Separation From Service date. Payment of the Severance Benefit shall not be considered "compensation" for purposes of determining any benefits provided under any pension, savings, or other benefit plan maintained by the Company.

          A. Severance Not On Account of a Change-in-Control ("CIC") Event. In the event of an Involuntary Separation From Service, other than for Cause, that is not on account of a CIC Event, the Executive is entitled to cash severance benefit equal to six months' of base salary. This Severance Benefit will be payable every other Friday on the same schedule and in the same manner as his monthly compensation was paid while the Executive was employed by the Company. This Severance Benefit will be paid for the


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

     number of months set forth in this Section 6.A (the "Severance Period"), beginning on the first payroll date of the seventh month immediately following the Executive's Separation From Service date.

          B. Severance On Account of a CIC Event. In the event of a Separation From Service on account of a CIC Event, the Executive is entitled to receive the amount due the Executive under the Company's Supplemental Executive Retirement Plan to be paid in a lump sum on the first day of the seventh month immediately following his Separation From Service date.. Nothing in this Agreement is intended to, nor does, modify the Executive's entitlement to benefits under the Company's Supplemental Executive Retirement Plan.

          C. CIC Event Defined. For purposes of this Agreement a CIC Event occurs when one person, or more than one person acting as a group (i) acquires control of stock which, when combined with stock already held by such person or group, constitutes more than 50% of the total fair market or total voting power of the Company's stock ("Majority Control"), (ii) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition of stock by such person or group, ownership of the stock in the Company possessing 30% or more of the total voting power of the Company's stock ("Effective Control"), or (iii) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, Company assets having a gross market value equal to or greater than 40% of the total gross fair market value of the assets of the Company immediately before such acquisition or acquisitions.

          D. Separation From Service Defined. Separation From Service means the Executive's termination of employment with the Company on account of a voluntary quit, resignation, death or Disability (as defined in Section 5).

          E. Involuntary Separation From Service Defined. An Involuntary Separation From Service means a Separation From Service due to the independent exercise of the Company's unilateral authority to terminate the Executive's service. The Executive's voluntary Separation From Service will be treated as an Involuntary Separation From Service if the separation occurs within two years from the date the Company imposed a material negative change in (i) the Executive's base compensation, (ii) his authority, duties or responsibilities, (iii) the authority, duties or responsibilities of the supervisor to whom the Executive is to report, (iv) the budget over which the Executive has authority, (v) the geographic location at which the Executive must perform services, and (vi) any other action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides his services.

          7. Treatment of Current Year Annual Incentive. In the event of a CIC-related, or a non-CIC-related, Involuntary Separation From Service other than for cause, the Executive is to receive a pro-rata payment of whatever annual incentive compensation she would be due under the Company's then existing incentive compensation program, based on actual achievement.

          8. Treatment Of Long-Term Incentive Plan ("LTIP") Awards. The Executive will be entitled to receive any outstanding LTIP awards, subject to the existing applicable terms of the LTIP, whether the Separation From Service is on account of a CIC Event, or is not CIC-related.

          9. Continuation of Health And Welfare Benefits. In the event of Separation From Service on account of a CIC Event, or a non-CIC related Separation From Service, other than for cause, the medical, dental, vision and prescription drug benefits to which the Executive was entitled immediately before her Separation From Service will be available under COBRA continuation coverage, with the COBRA premiums, or required contributions, to be paid by the Company for the 6-month period immediately following the Executive's Separation From Service date and the immediately following Severance Period. Other welfare benefits, including but not limited to life insurance, to which the Executive is entitled on the day immediately preceding her Separation From Service date will be paid for by the Company for the duration of 6-month period immediately following the Executive's Separation From Service date and the immediately following the Severance Period.

          10. Retirement Benefits. Following the date of her Separation From Service, the Executive will not be entitled to any additional accruals under any of the Company's retirement plans, nor will any contributions be made to any of the Company's retirement plans on behalf of the Executive.

          11. Outplacement Services. The Company will provide, at its cost, outplacement services to the Executive through a designated outplacement firm, for the 6-month period immediately following the Executive's Separation From Service date, with the cost of such outplacement services to be capped at Three Thousand Dollars ($3,000).

          12. Release. Prior to or immediately following her Separation From Service, and as a condition of receiving the Severance Benefit described in Sections 6-11, the Executive will sign the release attached here as Exhibit A.

          13. Time Period to Accept Agreement. With respect to the Severance Benefit provisions of this Agreement (Sections 6-11), the Executive has had at least 21 days to review the terms of this Agreement and has been advised in writing to consult with the attorney of the Executive's attorney of choice regarding the terms of the Agreement. The Executive may revoke this Agreement up to seven days after signing it (the "Revocation Period"). To be effective, the revocation must be in writing and delivered to the person who executed this Agreement on the Company's behalf. If the Agreement is not revoked within the Revocation Period, it shall be fully enforceable without any further affirmative action by either party. This Agreement does not become effective until the Revocation Period has expired (the "Effective Date").

                           OTHER IMPORTANT PROVISIONS

          14. Covenant Not To Compete. The Executive acknowledges and agrees that, during her employment, she formed certain business relationships that are part of the goodwill of the Company, and that she had access to and knowledge of the Company's Proprietary/Confidential Information, which is information that gives the Company a competitive advantage over its competitors. The Executive acknowledges and agrees that the Company is entitled to protect its investment in the foregoing and to keep the results of its efforts, its goodwill, and its Proprietary/Confidential Information for its sole and exclusive use. Accordingly, the Executive agrees and covenants that for a period equal to the Severance Period, she shall not, unless with the Company's prior written consent, directly or indirectly (whether on her own behalf or on behalf of any other person, business or entity):

               A. own, maintain, operate, or engage in any business in the same or similar Line of Business as the Company or in any business or activity that competes with the Company in Tennessee.

               B. serve, advise, manage, work for, or be employed, retained or engaged in any capacity (including, but not limited to, as an employee, consultant, contractor or agent) by any individual, firm, agency, partnership, business, or corporation which engages in the same or similar Line of Business as the Company or which competes with the Company in Tennessee.

               C. undertake any efforts or activities toward pre-incorporating, incorporating, financing, or commencing any competing business or activity which engages in the same or similar Line of Business as the Company in Tennessee.

               D. advise, serve or consult with any person, business or entity which is or will be undertaking efforts toward incorporating, financing, or commencing any competing business or activity which engages in the same or similar Line of Business as the Company in Tennessee.

               E The activities prohibited in this section also include: businesses/activities that have a physical presence outside of the specified geographic area that solicit customers, employees or business in Tennessee.

                    (i) For purposes of this Agreement, "Line of Business" shall mean any entity that provides managed care or HMO services intended to provide coverage to Medicare or Medicaid recipients and their dependents through insurance or otherwise.

                    (ii) The Executive agrees that the conditions set forth in this Section 14: (a) are reasonable and necessary to preserve and protect the legitimate business interests of the Company, (b) do not impose an undue hardship on her, (c) are not injurious to the public, and (d) shall be binding for the time period specified. In the event the Executive engages in any activities in violation of this section at any time during the Severance Period described in the immediately preceding paragraphs above, then the Severance Period referred to above shall be tolled and shall not expire, and the Executive shall be prohibited from engaging in the activities prohibited by this Section 14 for a period of one year from the date this Agreement is enforced, in whole or in part, by a court in which such enforcement action is sought, provided such enforcement action was commenced within the initial Severance Period.

                    (iii) The Executive acknowledges and agrees that her
               covenants and obligations set forth in this Agreement shall continue notwithstanding any prior breach of this Agreement or any other agreement by the Company.

          15. No Contact With or Solicitation of Clients. The Executive acknowledges and agrees: (i) that the Company expends considerable time, money and resources to market to current and prospective clients, to maintain relationships with its clients, to develop and maintain business relationships with referral sources, and to acquire, compile and develop confidential and proprietary client and prospect lists and confidential information regarding clients; (ii) that the Company has a legitimate business interest in maintaining relationships and goodwill with its clients, prospects and referral sources and not having those relationships and goodwill unfairly interfered with; and (iii) that the relationship between the Company and its past, present, and future clients, prospects and referral sources, and all rights, title, interest, goodwill and prospective business opportunities associated with such relationships, are and shall remain the sole and exclusive property of the Company.

               A. The Executive acknowledges and agrees that for a period of two years after the first day of the Severance Period any reason, she shall not, directly or indirectly (whether on her own behalf, working with others, or on behalf of any other person, business or entity):
          (i) communicate or attempt to communicate with any client, prospect or referral sources of the Company with respect to any managed care or HMO services intended to provide coverage to Medicare or Medicaid recipients and their dependents through insurance or otherwise; and/or
          (ii) conduct any transactions or business with any client, prospective client or referral source of the Company with respect to any managed care or HMO services intended to provide coverage to Medicare or Medicaid recipients and their dependents through insurance or otherwise.

               B. The Executive acknowledges and agrees that any violation of this section constitutes improper interference with the Company's legitimate, actual and prospective business expectations and client, prospect and referral source relationships, misappropriates the Company's goodwill, and unfairly harms the Company.

               C. The Executive acknowledges and agrees that it is her affirmative obligation to determine whether any person with whom she (or any person or company/business by whom she is employed) have contact is a client or prospect of the Company. In any proceeding to enforce this Agreement, there shall be a legal presumption that the performance of any managed care or HMO services intended to provide coverage to Medicare or Medicaid recipients and their dependents through insurance or otherwise for a client or prospect of the Company by him (or by any other person or company/business by whom he is employed) was undertaken and performed in violation of this Agreement.

          16. Nondisparagement. Except when providing testimony in any legal proceeding in accordance with this Agreement, the Executive will not disparage either the Company or its products and services in a negative, derogatory, or unflattering manner. Under no circumstances may the Executive disclose to any member of the public, including the media, any material, negative or detrimental information relating to the Company or its products or services.

          17. Non-Disclosure of Proprietary/Confidential Company Information. The Executive acknowledges and agrees that during the course of her employment with the Company she gained access to, used, and compiled information that is the Company's "Proprietary/Confidential Information," as defined below.

               A. For purposes of this Agreement, "Proprietary/Confidential Information" means: (i) non-public information relating to or regarding the Company's business, personnel, customers, operations or affairs; (ii) non-public information which the Company labeled or treated as confidential, proprietary, secret or sensitive business information, or which Executive reasonably knew or should have known is or should be treated as confidential and/or proprietary information; (iii) information that is not generally known to the public or others in the industry and gives the Company a competitive advantage; (iv) information that is expensive and/or burdensome to compile or is compiled through proprietary methods, whether compiled by the Company or acquired as such; (v) all non-public customer and prospective customer information; (vi) trade secrets of the Company;
          (vii) non-public information pertaining to the Company's "Intellectual Property;" and (viii) information that was otherwise Proprietary/Confidential Information of the Company but which was disclosed or disseminated in violation of this Agreement.

               B. The Executive acknowledges and agrees that: (i) she shall hold and maintain all Proprietary/Confidential Information in the strictest of confidence and that she shall preserve and protect the confidentiality, privacy and secrecy of all Proprietary/Confidential Information; (ii) she shall not disclose, reveal or expose any Proprietary/Confidential Information to any person, business or entity (nor forward or disseminate such information to persons outside the Company or to a personal e-mail account); (iii) she shall not use any Proprietary/Confidential Information for any purpose except as may be authorized by the Company in writing; and (iv) she shall take all necessary precautions to keep Proprietary/Confidential Information secret, private, concealed and protected from disclosure, and shall notify the Company immediately of any breach in privacy or disclosure of Proprietary/Confidential Information.

               C. The Executive acknowledges and agrees that: (i) all documents, records, memos, e-mails, voicemails, faxes, rolodexes, planners, letters, reports, files, data, information, Proprietary/Confidential Information, compilations, books, manuals, handbooks, training materials, presentations, employee lists, client/customer lists, prospect lists, reports received from, sent to or pertaining to the Company (or a related

          Company) or containing Company information (together "Company Records") irrespective of the form or medium in which such information is stored (including hardcopies and electronic copies; text, audio, image, and/or video files; and the originals and all copies thereof), and (ii) all office equipment and supplies (including, but not limited to, pagers, phones, fax machines, blackberries, PDAs, keys, badges, credit cards, lists, computers, computer diskettes, CDs, computer parts, software, disks, tapes, modems, telecommunication equipment, office furniture, office supplies, security tokens, and the like) directly or indirectly obtained by the Company for use by the Executive or furnished to the Executive by the Company (together "Company Equipment"), are and shall remain the property of the Company. The Executive agrees to return all Company Equipment in her possession or under her control immediately.

          18. Remedies for Breach of Post-Agreement Obligations. The Executive acknowledges and agrees that (a) any violation or breach of her post-agreement obligations set forth above will result in irreparable injury to the Company for which no adequate remedy at law may be available;
     (b) she consents to the issuance of a temporary restraining order and injunction prohibiting any conduct by her in violation of this Agreement without the requirement of posting a bond, the same being waived by her.

               A. A restraining order or injunctive relief shall not be the Company's exclusive remedy for violation of these covenants or for violation of any other terms and conditions contained in this Agreement. In the event the Company takes action to enforce the post-agreement obligations set forth herein, the Executive agrees to reimburse the Company fees and expenses (including reasonable attorney's fees) incurred in connection with such action.

               B. In addition to the remedies set forth above, the Executive shall return to the Company the full amount of the Severance Benefit set forth in Section 6 of this Agreement if a court having jurisdiction in the matter in a final adjudication from which there is no further right of appeal determines that the Executive has violated any of Sections 14-17 of this Agreement.

          19. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

          20. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.


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

          21. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          22. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee and the Company, and their respective successors and assigns; provided that rights and obligations of the Employee under this Agreement shall not be assigned without the Company's prior written consent.

          23. Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits to this Agreement will be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. Any lawsuit arising out of or in any way related to this Agreement shall be brought only in either any state court located in Wayne County, Michigan, having jurisdiction over the lawsuit or the United States District Court for the Eastern District of Michigan. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT.

          24. Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.

          25. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against either party.

          26. Headings. The paragraph and section headings in this Agreement are inserted merely for the convenience of reference only and shall not be used to construe, affect or modify the terms of any paragraph or provision of this Agreement.

                                        UNITED AMERICAN HEALTHCARE
                                        CORPORATION


/s/ Stephanie Dowell                    By:   /s/ William C. Brooks
-------------------------------------         ----------------------------------
Stephanie Dowell                              William C. Brooks

Date: October 31, 2008                  Its:  President and Chief Executive
                                              Officer

                                        Date: October 31, 2008


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

                          EXHIBIT A: RELEASE OF CLAIMS

     For and in consideration of the above, the Executive releases the Company and all present and former directors, officers, shareholders, agents, representatives, employees, successors and assigns of the Company (the "Released Parties"), from any liability relating to all Claims and Rights as defined in this Exhibit A of the Agreement. The Executive will not pursue or allege any Claims or Rights against the Released Parties in violation of this Agreement. The Executive is surrendering and releasing any and all rights the Executive may have to sue the Released Parties related to, in any way, his employment with the Company or the termination of such employment, to the extent permitted by law. The Executive's release of all Claims and Rights is an essential and material term of this Agreement and without such release the Company would not have agreed to the terms of this Agreement. For purposes of this Agreement, the term "Claims and Rights" means all manner of action and causes of action, charges, claims, complaints, demands, liabilities, losses, damages, costs or expenses (including related attorneys' fees) of any kind whatsoever, known or unknown, suspected or unsuspected, that the Executive may now have or has ever had against any of the Released Parties by reason of any act, omission, transaction, or event occurring up to and including the Effective Date, including any manner of action or causes of action, charges, claims, complaints, demands, liabilities, losses, damages, costs or expenses relating to the Employee's employment with the Company or the termination thereof. To the extent permitted by law, Claims and Rights include, without limitation, any wrongful discharge claim, any claim relating to any contract(s) of employment, whether express or implied, any claim for or relating to compensation, bonus, commissions, any retirement or 401(k) plan administered by the Company or the management, thereof, any claim for defamation, invasion or privacy, misrepresentation, fraud, infliction of emotional distress, any claim of breach of covenant of good faith and fair dealing, or any other claim relating in any way to the Employee's employment relationship with the Company or its termination. Claims and Rights also include, without limitation, any claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Act, the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974 (all of these may have been amended), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Michigan's Elliott-Larsen Civil Rights Act, Michigan's Persons With Disabilities Civil Rights Act, Michigan's Whistleblowers' Protection Act, and any other applicable federal, state, or local laws, ordinances and regulations, including those relating to discrimination to the extent permitted by law. The foregoing shall not discharge the Company's obligations under this Agreement or with respect to Executive's vested benefits in any of the Company's retirement or pension plans, if any.

                       [The next page is a signature page]

                                        UNITED AMERICAN HEALTHCARE
                                        CORPORATION


_____________________________________   By: ____________________________________
           Stephanie Dowell

Date: _______________________________   Its: ___________________________________

                                        Date: __________________________________


                                       11